Amendment Number 1

This is Amendment Number 1, dated August 8, 2012 (the “Amendment”), to the agreement (the “Agreement”) made on the 29th day of May, 2012, by and between Icahn Enterprises Holdings, LP (“Icahn Enterprises”) and Eric Ende (“Ende”).  Unless otherwise defined herein capitalized terms used herein shall have the meanings attributed to them in Section 5 of the Agreement.

RECITALS:

Icahn Enterprises through its subsidiaries has acquired Forest Securities.  Icahn Enterprises has designated a slate of directors, to be nominated to the Board of Directors of Forest and is conducting a proxy contest to elect such nominees to such Board at the 2012 stockholders meeting of Forest (the “Forest 2012 Annual Meeting”).

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1. Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“2.           Fee.  If Ende is in full compliance with this Agreement then:

(a) Ende shall be paid a fee at a rate of $13,000 per week, payable once every 4 weeks (the “Base Fee”) from the date hereof through (except in the event Icahn Enterprises enters into a Settlement Agreement as contemplated below in this Section 2(b)) the occurrence of the 2012 Forest Annual Stockholders Meeting (but in no event more than $208,000 in the aggregate).

(b) In the event that Icahn Enterprises enters into a settlement agreement with Forest pursuant to which Icahn Enterprises agrees not to conduct a proxy contest to elect a slate of directors to the Board of Forest at the 2012 Forest Annual Stockholders Meeting (a “Settlement Agreement”), then on the date of such Settlement Agreement the Base Fee shall cease to accrue.

(c) If the Settlement Agreement provides that one person (other than Ende) (any person(s) other than Ende designated by Icahn Enterprises or its affiliates for membership on the Forest Board, an “Icahn Nominee”) is to become a member of the slate of directors to be nominated by Forest at the 2012 Forest Annual Stockholders Meeting or otherwise provides that one Icahn Nominee will be a member of the Board of Directors of Forest for a term starting in 2012, or if one Icahn Nominee is elected at the Forest 2012 Annual Meeting to the Board of Directors of Forest for a term starting in 2012, then Ende shall be entitled to a single payment of $80,000.

(d) If the Settlement Agreement provides that two Icahn Nominees are to become members of the slate of directors to be nominated by Forest at the 2012 Forest Annual Stockholders Meeting or otherwise provides that two Icahn Nominees will be members of the Board of Directors of Forest for a term starting in 2012, or if two Icahn Nominees are elected at the 2012 Forest Annual Stockholders Meeting to the Board of Directors of Forest for a term starting in 2012, then Ende shall be entitled to a single payment of $120,000.

(e) If the Settlement Agreement provides that Ende is to become a member of the slate of directors to be nominated by Forest at the 2012 Forest Annual Stockholders Meeting or otherwise provides that Ende will be a member of the Board of Directors of Forest for a term starting in 2012 (a “Settlement Appointment”) or if Ende is elected at the 2012 Forest Annual Stockholders Meeting to the Board of Directors of Forest for a term starting in 2012, then Ende will be eligible to receive the payment provided for in Section 3 below, and shall not be entitled to any payment provided for in Section 2(c) or (d) above.  If Ende is entitled to receive the payment provided for in Section 2(c) above, then he shall not be entitled to receive either:  (x) any payment provided for in Section 2(d) above; or (y) any payment provided for in Section 3 below.  If Ende is entitled to receive the payment provided for in Section 2(d) above, then he shall not be entitled to receive either:  (x) any payment provided for in Section 2(c) above; or (y) any payment provided for in Section 3 below”.

2. Full Force and Effect.

Except as provided in Section 1 above, the Agreement shall continue in full force and effect.  Section 4 of the Agreement shall be applicable to this Amendment as if the Amendment was the Agreement referred to therein.

IN WITNESS WHEREOF, undersigned have executed this Agreement on August 8, 2012.

/s/ Eric Ende______________________________
Eric Ende

Icahn Enterprises Holdings, L.P.

By:  Icahn Enterprises G.P. Inc., its general partner

By:  /s/ Daniel A. Ninivaggi__________________________
        Name:  Daniel A. Ninivaggi
        Title:  President